Exhibit 10.1

BARCLAYS

745 Seventh Avenue

New York, New York 10019

CONFIDENTIAL

February 15, 2021

Land Newco, Inc.

c/o Rexnord Corporation

511 W. Freshwater Way

Milwaukee, Wisconsin 53204

Attention: Mark Peterson

Senior Vice President and

Chief Financial Officer

Rexnord Corporation (solely for purposes of the second paragraph of Section 3 and the first paragraph of Section 10)

511 W. Freshwater Way

Milwaukee, Wisconsin 53204

Attention: Mark Peterson

Senior Vice President and

Chief Financial Officer

Project Phoenix
$486,827,669 364-Day Bridge Facility
Commitment Letter

Ladies and Gentlemen:

Land Newco, Inc., a Delaware corporation (the “Borrower” or “you”), has advised Barclays Bank PLC (“Barclays” and, together with any Additional Commitment Parties (as defined below) the “Commitment Parties”, “we” or “us”) that you intend (a) to consummate the Transactions (as defined in Exhibit A attached hereto) and (b) in connection with the Transactions you intend to borrow up to $486,827,669 in aggregate principal amount of senior unsecured bridge loans under the 364-day senior bridge loan credit facility (the “Bridge Facility”) described in the Summary of Principal Terms and Conditions attached as Exhibit B hereto (the “Term Sheet”, and together with this commitment letter and the other exhibits hereto, collectively, this “Commitment Letter”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the exhibits attached hereto.

1.	Commitments and Engagements.

In connection with the foregoing, Barclays is pleased to advise you of its commitment to provide 100% of the aggregate principal amount of the Bridge Facility on the terms and subject only to the conditions set forth in this Commitment Letter; provided that the aggregate amount of commitments with respect to the Bridge Facility shall be reduced at any time after the date hereof as and to the extent set forth in the Term Sheet (under “Mandatory Prepayments and Reductions in Commitments” or “Voluntary Prepayments and Reductions in Commitments”) or the Bridge Facility Documentation, as applicable. The commitments and other obligations of each of Barclays and any other Commitment Party or Qualified Lender assuming a portion of the commitment in accordance herewith under this Commitment Letter are several and not joint.

2.            Titles and Roles.

It is agreed that Barclays will act as sole lead arranger and sole bookrunner for the Bridge Facility (in such capacities, the “Lead Arranger”) and (ii) Barclays will act as sole administrative agent for the Bridge Facility (in such capacity, the “Administrative Agent”). Barclays will have “left” placement in all marketing materials or other documentation used in connection with the Bridge Facility (and all associated rights). You may (in consultation with the Lead Arranger) confer to one or more banks or financial institutions (the “Additional Commitment Parties”) additional “agent-only” titles in respect of the Bridge Facility; provided that each such Additional Commitment Party or affiliates thereof (a) shall commit to providing a percentage of the aggregate principal amount of the Bridge Facility at least commensurate with the economics and fees awarded to such Additional Commitment Party and its affiliates, (b) shall assume a pro rata portion of Barclays’ commitments in respect of the RMT Partner Bridge Facility and (c) shall assume a pro rata portion of Barclays’ commitment in respect of the Bridge Facility by executing customary joinder documentation or an amendment to, or amendment and restatement of, this Commitment Letter and the Fee Letters or shall become a Lender under the Bridge Facility Documentation, as applicable, and Barclays’ commitment in respect of the Bridge Facility shall be permanently reduced by the amount of the commitments of such Additional Commitment Party. You and we agree that no other agents, co-agents, lead arrangers, joint bookrunners or managers will be appointed and no other titles will be awarded (in each case, other than as set forth above) and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letters (as defined below)) will be paid to any person for its commitment in respect of the Bridge Facility or acting as an agent in respect of the Bridge Facility or in connection with the arrangement and/or syndication of the Bridge Facility unless you and Barclays shall so agree.

3.            Syndication.

The Lead Arranger reserves the right, prior to and/or after the execution of the Bridge Facility Documentation, to syndicate the Bridge Facility to a group of financial institutions (together with the Commitment Parties, the “Lenders”) identified by the Lead Arranger that either (a) have been identified by you pursuant to the syndication strategy mutually agreed by us, you and RMT Partner prior to the date hereof (such Lenders, the “Syndication Strategy Lenders”) or (b) (i) until the date that is 60 days after the date hereof, are acceptable to the Borrower and RMT Partner in its sole discretion and (ii) following the date that is 60 days after the date hereof, if and for so long as a Successful Syndication (as defined in the Arranger Fee Letter) has not been achieved, are selected by the Lead Arranger in consultation with the Borrower and RMT Partner; provided that in any event, the Lead Arranger agrees not to syndicate any of the commitments with respect to the Bridge Facility to (i) any financial institutions or other persons designated in writing by you or RMT Partner to us prior to the date hereof (or affiliates of the foregoing that are either identified by you or RMT Partner to the Lead Arranger in writing or readily identifiable on the basis of their name, other than any affiliate that is a bona fide diversified debt fund unless separately identified in writing under clause (b)(i)) or (ii) any of your or RMT Partner’s or your subsidiaries’ or RMT Partner’s subsidiaries’ competitors that is in the same or a similar line of business as you and your subsidiaries or RMT Partner or any of its subsidiaries designated in writing by you from time to time (or affiliates of such competitors that are either identified by you to the Lead Arranger in writing or readily identifiable on the basis of their name, other than any affiliate that is a bona fide diversified debt fund unless separately identified in writing under clause (b)(i)) (collectively, “Disqualified Lenders”); provided that any update to the list of Disqualified Lenders shall not apply retroactively to disqualify any parties that have previously acquired, or entered into a binding agreement to acquire, an assignment or participation interest in the Bridge Facility with respect to such previously acquired assignment or participation interest. Barclays’ commitment hereunder shall be reduced dollar-for-dollar as and when commitments for the Bridge Facility are received from Lenders selected in accordance with this Section 3, to the extent such Lenders are Qualified Lenders (as defined below) and become party to the Bridge Facility Documentation (including pursuant to an assignment and assumption agreement executed pursuant to the Bridge Facility Documentation) or otherwise party to this Commitment Letter pursuant to joinder documentation or an amendment to, or amendment and restatement of, this Commitment Letter pursuant to documentation reasonably satisfactory to Barclays and you (in each case, which you agree to execute promptly upon Barclays’ request). Notwithstanding the foregoing, in no event will the commitments of the Commitment Parties hereunder be reduced prior to the initial funding of the Bridge Facility as the result of the Lead Arranger’s receipt of commitments from Lenders that are not Qualified Lenders (as defined below). To that end, unless agreed in writing by you and RMT Partner, (a) no Commitment Party shall be relieved, released or novated from its obligations hereunder (including, but not limited to, its obligation to fund its commitment hereunder on the Closing Date) in connection with any syndication, assignment or participation of the Bridge Facility to a person that is not a Qualified Lender, including its commitment in respect thereof, until after the funding under the Bridge Facility on the Closing Date has occurred and (b) other than in connection with any syndication, assignment or participation of the Bridge Facility to a person that is a Qualified Lender, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Bridge Facility, including all rights with respect to consents, waivers, modifications, supplements and amendments, until the Closing Date has occurred. As used herein, “Qualified Lender” means, collectively, (1) the Syndication Strategy Lenders and (2) any Lender having, upon first becoming party to this Commitment Letter or the applicable Bridge Facility Documentation as described above, a rating of its non-credit-enhanced, senior unsecured long-term debt by S&P (as defined below) and Moody’s (as defined below) of BBB- or Baa3 or better.

The Lead Arranger intends to commence syndication efforts promptly upon the execution of this Commitment Letter by you and until the earlier of (x) the Closing Date and (y) the completion of a Successful Syndication (as defined in the Arranger Fee Letter) (such later date, the “Syndication Date”), you and Parent each agree to, and (to the extent not prohibited by the Merger Agreement as in effect on the date of your acceptance of this Commitment Letter (the “Signing Date”)) to use your commercially reasonable efforts to cause RMT Partner to, assist the Lead Arranger in completing a syndication that is reasonably satisfactory to us, you and RMT Partner as soon thereafter as practicable. Such assistance shall include your and Parent’s using commercially reasonable efforts to (a) ensure that any syndication efforts benefit from your existing lending and investment banking relationships (and to the extent not prohibited by the Merger Agreement as in effect on the Signing Date, RMT Partner’s existing banking relationships), (b) facilitate direct contact (which, if you, we and RMT Partner shall agree, may be a conference, video or electronic call) between senior management, non-legal representatives and advisors of you and Parent (and to the extent not prohibited by the Merger Agreement as in effect on the Signing Date, to ensure such contact between RMT Partner’s senior management, non-legal representatives and advisors), on the one hand, and the proposed Lenders, on the other hand, in all such cases at times and places mutually agreed upon, (c) to the extent requested by the Lead Arranger, assist (and to the extent not prohibited by the Merger Agreement as in effect on the Signing Date, use commercially reasonable efforts to cause RMT Partner to assist) in the preparation of a customary confidential information memorandum for the Bridge Facility and other customary marketing materials to be used in connection with the syndication, (d) host, with the Lead Arranger, a reasonable number of meetings (limited to one “bank meeting”, unless otherwise deemed necessary in the reasonable judgment of the Lead Arranger) of prospective Lenders (or, if you, we and RMT Partner shall agree, a conference, video or electronic call in lieu thereof), at times and locations to be mutually agreed upon (and to the extent not prohibited by the Merger Agreement as in effect on the Signing Date, using your commercially reasonable efforts to cause representatives of RMT Partner to be available for such meetings), (e) to the extent reasonably requested by the Lead Arranger, procure, at your expense, public corporate credit or family ratings of the Borrower from each of Standard & Poor’s Financial Services LLC (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and (f) ensure that there is no issuance, offering, placement, arrangement or syndication of any debt securities or syndicated or other bank financing or announcement thereof by or on behalf of you or your subsidiaries, and to the extent not prohibited by the Merger Agreement as in effect on the Signing Date, use commercially reasonable efforts to ensure that there is no issuance, offering, placement, arrangement or syndication of any debt securities or syndicated or other bank financing or announcement thereof by or on behalf of RMT Partner or its subsidiaries, in each case if such issuance, offering, placement, arrangement or syndication would reasonably be expected to materially impair the primary syndication of the Bridge Facility or the sale or placement of any senior notes issued to refinance or replace the Bridge Facility other than: (i) borrowings under the revolving credit facility under the Existing RMT Partner Credit Agreement and borrowings permitted by Section 4.2(b)(xi) of the Merger Agreement; (ii) subsidiary financings through local facilities; (iii) ordinary course working capital facilities, capital leases, purchase money indebtedness and equipment financings; (iv) deferred purchase price obligations; (v) the arrangement, syndication and borrowing of the RMT Partner Bridge Facility and the Backstop Bridge Facility (each, as defined in Exhibit A hereto); and (vi) an increase in the principal amount of the commitments in respect of the revolving credit facility under the Existing RMT Partner Credit Agreement not to exceed $500,000,000). You further agree to reasonably cooperate with us with regard to immaterial changes reasonably requested by potential Lenders prior to the Successful Syndication of the Bridge Facility.

The Lead Arranger will, in consultation with you and RMT Partner (including as to the allocation of commitments), manage all aspects of the syndication of the Bridge Facility (in each case subject to the provisions set forth in this Commitment Letter and to your and RMT Partner’s consent rights set forth in the second preceding paragraph), including decisions as to the selection of institutions to be approached (subject to your consent rights set forth in the second preceding paragraph and which may not be Disqualified Lenders) and when they will be approached, when their commitments will be accepted, which institutions will participate (which institutions shall be reasonably acceptable to you to the extent required pursuant to your consent rights set forth in the second preceding paragraph), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arranger in its syndication efforts, you agree until completion of a Successful Syndication to promptly prepare and provide (and to the extent not prohibited by the Merger Agreement as in effect on the Signing Date, to use commercially reasonable efforts to cause Parent and RMT Partner to prepare and provide) to the Lead Arranger all reasonably available information with respect to you, RMT Partner and your its respective subsidiaries, the Transactions and the other transactions contemplated hereby, including customary financial information and projections (including financial estimates, budgets, forecasts and other forward-looking information, the “Projections”) relating to you and RMT Partner and your and its respective subsidiaries, and with respect to the Internal Restructuring (as defined in the Separation Agreement), the Distribution and the related transactions, in each case as the Lead Arranger may reasonably request in connection with the structuring, arrangement and syndication of the Bridge Facility. Notwithstanding anything to the contrary in the foregoing, the only Projections, financial statements and other financial information the delivery of which shall constitute a condition to the commitments of the Commitment Parties hereunder or the funding of the Bridge Facility on the Closing Date required to be provided to the Lead Arranger shall be the financial information required to be delivered pursuant to paragraphs 4 and 5 of Exhibit C attached hereto. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality binding you or your affiliates or RMT Partner or its affiliates; provided that (i) you will use commercially reasonable efforts to inform us of the existence of such information to the extent permitted by law or contract and (ii) you will use commercially reasonable efforts to obtain required consents in order to provide such information.

Notwithstanding anything to the contrary herein (but without limiting your obligations to assist with syndication efforts as set forth herein), none of the foregoing, and neither the commencement nor the completion of the syndication of the Bridge Facility, shall constitute a condition to the commitments of the Commitment Parties hereunder or the funding of the Bridge Facility on the Closing Date.

You hereby represent and warrant (with respect to information or data relating to RMT Partner or its subsidiaries, the following representations and warranties shall be made solely to your knowledge) that (a) all written information and written data, other than the Projections and information of a general economic or general industry nature, in connection with the transactions contemplated hereby (the “Information”) that has been or will be made available to the Commitment Parties or prospective Lenders by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby, taken as a whole, is or will be, when furnished, correct in all material respects and, taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements thereto from time to time) and (b) the Projections that have been or will be made available to the Commitment Parties or prospective Lenders by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time the related Projections are made available to the Commitment Parties or prospective Lenders; it being understood that the Projections are as to future events, are not to be viewed as facts and the Projections (i) are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material and (ii) are not a guarantee of performance. You agree that if at any time prior to the later of (x) the Closing Date and (y) the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will (and with respect to any information or Projections of RMT Partner and its subsidiaries, use commercially reasonable efforts to) promptly supplement the Information and the Projections so that such representations will be correct in all material respects under those circumstances. Notwithstanding anything to the contrary herein, the accuracy of the foregoing representations shall not be a condition to our obligations hereunder or the funding of the Bridge Facility on the Closing Date. In arranging and syndicating the Bridge Facility, the Lead Arranger will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

4.            Fee Letters.

As consideration for the commitments of the Commitment Parties hereunder and their respective agreements to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in the Arranger Fee Letter dated the date hereof and delivered herewith with respect to the Bridge Facility (the “Arranger Fee Letter”) and in the Administrative Fee Letter dated the date hereof and delivered herewith with respect to the Bridge Facility (the “Administrative Fee Letter” and, together with the Arranger Fee Letter, the “Fee Letters”), in each case on the terms and subject to the conditions set forth therein. Once paid, such fees shall not be refundable under any circumstances, except as otherwise provided in the Fee Letters.

5.            Conditions.

Each Commitment Party’s commitments and agreements hereunder are subject solely to the conditions set forth in Exhibit C hereto (the “Specified Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of this Commitment Letter, the Fee Letter and the Bridge Facility Documentation) other than the Specified Conditions (and upon satisfaction or waiver by each of the Commitment Parties of the Specified Conditions, each party thereto will execute and deliver the Facility Documentation to which it is a party and the initial funding under the Bridge Facility shall occur). Notwithstanding anything contained in this Commitment Letter, the Fee Letters or the definitive documentation in respect of the Bridge Facility (the “Bridge Facility Documentation”) to the contrary, (a) the only representations the accuracy of which shall be a condition to availability of the Bridge Facility on the Closing Date shall be (i) such of the representations made by or on behalf of Parent and its subsidiaries (including you) in the Merger Agreement as are material to the interests of the Lenders or the Commitment Parties, but only to the extent that (after giving effect to any applicable cure provisions) RMT Partner or any of its affiliates have the right to terminate its or its subsidiaries’ obligations under the Merger Agreement or to decline to consummate the Merger as a result of a breach of such representations in the Merger Agreement (the “Merger Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the Bridge Facility Documentation shall be in a form such that they do not impair availability of the Bridge Facility on the Closing Date if the Specified Conditions are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower set forth in the Term Sheet relating to organization and powers, authorization of the Bridge Facility Documentation, due execution and delivery, binding effect and enforceability of the Bridge Facility Documentation and no contravention of organizational documents or any material debt instrument with respect to debt for borrowed money of RMT Partner or the Borrower or any of their respective subsidiaries in a principal or committed amount in excess of $100,000,000 after giving pro forma effect to the Transactions, in each case, as they relate to the entering into and performance of the Bridge Facility Documentation, margin regulations, Investment Company Act, solvency (as to the Borrower and its subsidiaries, taken as a whole, with solvency being determined in a manner consistent with Annex I to Exhibit C hereto), the PATRIOT Act, use of proceeds not violating the Foreign Corrupt Practices Act, laws applicable to sanctioned persons and other applicable sanctions, anti-corruption and bribery laws. The provisions of this Section 5, collectively, are referred to herein and in the Fee Letters as the “Funds Certain Provisions”.

6.            Indemnification and Expenses; Limitation of Liability.

Indemnification and Expenses.

You agree (a) to indemnify and hold harmless each Commitment Party, each Lender and their respective affiliates and controlling persons and the respective partners, trustees, shareholders, officers, directors, employees, agents, advisors, members and representatives of each of the foregoing (each, an “Indemnified Person” and collectively, the “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, of any kind or nature whatsoever to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the transactions contemplated hereby, the Bridge Facility, any related transaction or the syndication or use of proceeds from the Bridge Facility or any claim, litigation, investigation or proceeding, actual or threatened, relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether initiated by you or any of your affiliates, any Indemnified Person or any third party and whether any such Indemnified Person is a party thereto, and to reimburse each such Indemnified Person within 30 days after written demand (together with reasonably detailed back-up documentation supporting such demand) for any reasonable and documented out-of-pocket legal expenses of one firm of counsel for all Indemnified Persons (taken as a whole) and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for all Indemnified Parties (taken as a whole) (and, in the case of an actual or potential conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of one additional firm of counsel for all such similarly affected Indemnified Persons taken as a whole), but no other third party advisors without your consent, or other reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Person (as defined below) of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) arising from a material breach of the obligations of such Indemnified Person or any Related Person of such Indemnified Person under this Commitment Letter, the Fee Letters or the Bridge Facility Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) arising out of, or in connection with, any Proceeding that does not involve an act or omission by you or any of your controlled affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any Proceeding brought against any Commitment Party or the Lead Arranger solely in its capacity as, or in the fulfillment of its role as, an agent, the Lead Arranger or another similar role under the Bridge Facility, except to the extent the acts or omissions of such Commitment Party or the Lead Arranger are determined by a final, non-appealable judgment of a court of competent jurisdiction to have constituted the gross negligence or willful misconduct of such Commitment Party or Lead Arranger or any of its Related Persons in such capacity or in fulfilling such role), and (b) regardless of whether the Closing Date occurs, to reimburse the Commitment Parties from time to time for all reasonable and documented out-of-pocket expenses (including but not limited to syndication expenses, but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket legal fees and disbursements of one firm of counsel to the Commitment Parties (taken as a whole) identified in the Term Sheet and one firm of local counsel to the Commitment Parties (taken as a whole) in each appropriate jurisdiction (in any event excluding allocated costs of in-house counsel)), in each case, to the extent any such expenses were incurred in connection with the Bridge Facility and the preparation of this Commitment Letter, the Fee Letters and the Bridge Facility Documentation or the administration, amendment, modification or waiver thereof (collectively, the “Expenses”).

Notwithstanding the above, (a) you shall not be liable for any settlement of any Proceedings effected without your or RMT Partner’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment for the plaintiff in any such Proceedings, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses by reason of such settlement or judgment as and to the extent required by the preceding paragraph and (b) each Indemnified Person shall be obligated to refund or return any and all amounts paid by you or on your behalf under the preceding paragraph to such Indemnified Person for any losses, claims, damages liabilities or expenses to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof. No Indemnified Person shall, without your or RMT Partner’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment in any Proceeding referred to herein in respect of which indemnification is sought hereunder.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person from all liability arising out of such Proceedings and (b) does not include any statement as to, or any admission of, fault, culpability or wrongdoing by or on behalf of such Indemnified Person.

In case any Proceeding is instituted involving any Indemnified Person for which indemnification is to be sought hereunder by such Indemnified Person, then such Indemnified Person will promptly notify you, to the extent practicable, of the commencement of such Proceeding; provided that the failure so to notify you will not relieve you from any liability that you may have to such Indemnified Person pursuant to this Section 6 or from any liability that you may have to such Indemnified Person other than pursuant to this Section 6, except to the extent that you are materially prejudiced by such failure. Notwithstanding the above, following such notification, you or RMT Partner may elect in writing to assume the defense of any such Proceeding brought by a third party, and, upon such election, you will not be liable for any legal costs subsequently incurred by such Indemnified Person (other than reasonable costs of investigation and providing evidence) in connection therewith, unless (i) you have failed to provide counsel reasonably satisfactory to such Indemnified Person in a timely manner, (ii) counsel provided by you or RMT Partner reasonably determines its representation of such Indemnified Person would present it with a conflict of interest or (iii) the Indemnified Person reasonably determines that there are actual or potential conflicts of interest between you or RMT Partner and the Indemnified Person, including situations in which there may be legal defenses available to it which are different from or in addition to those available to you. In connection with any one Proceeding, you will not be responsible for the fees and expenses of more than one law firm for all Indemnified Persons taken as a whole plus additional conflicts and local counsel as provided herein.

Each Indemnified Person shall, in consultation with you or RMT Partner, take all reasonable steps to mitigate any losses, claims, damages, liabilities and expenses and shall give (subject to confidentiality or legal restrictions) such information and assistance to you as you or RMT Partner may reasonably request in connection with any Proceeding in connection with any losses, claims, damages, liabilities and expenses.

Your indemnity and reimbursement obligations hereunder will be in addition to any liability which you may otherwise have and will be binding upon any of your successors and assigns and inure to the benefit of successors and assigns of the Indemnified Persons.

Limitation of Liability.

Notwithstanding any other provision of this Commitment Letter, (i) the Commitment Parties, the Lenders and their respective affiliates and controlling persons and the respective partners, trustees, shareholders, officers, directors, employees, agents, advisors, members and representatives of each of the foregoing (each, an “Specified Persons” and collectively, the “Specified Persons”) shall not be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including IntraLinks or SyndTrak Online), except, solely in the case of any Specified Person or any Related Person of such Specified Person, to the extent such damages have resulted from the willful misconduct, bad faith or gross negligence of such Specified Person or any Related Person of such Specified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) without in any way qualifying your other obligations hereunder (including with respect to your indemnification obligations above), neither (x) any Specified Person, nor (y) you (or any of your subsidiaries or affiliates) shall be liable for any indirect, special, punitive or consequential damages other than in respect of any such damages paid or required to be paid by an Specified Person to a third party as otherwise indemnified under this Section 6 in connection with your or its activities related to the Bridge Facility, the Commitment Letter or the Fee Letters.

For purposes hereof, a “Related Person” of an Indemnified Person or Specified Person means any of such Indemnified Person or Specified Person (in each case, including but not limited to in its capacities as an agent in respect of the Bridge Facility or the Lead Arranger or any Lender) and its affiliates and controlling persons and their respective partners, trustees, shareholders, officers, directors, employees, agents, advisors, members and representatives.

7.            Sharing of Information; Absence of Fiduciary Relationship.

You acknowledge that the Commitment Parties and their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither the Commitment Parties nor any of their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by it of services for other persons, and neither the Commitment Parties nor any of their affiliates will furnish any such information to other persons. You also acknowledge that neither the Commitment Parties nor any of their affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, each Commitment Party is a full service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, each Commitment Party and its affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you and other companies which may be the subject of the arrangements contemplated by this Commitment Letter or with which you may have commercial or other relationships for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Each Commitment Party or its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or with which you may have commercial or other relationships or engage in commodities trading with any thereof. With respect to any securities and/or financial instruments so held by any Commitment Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

The Commitment Parties and their respective affiliates may have economic interests that conflict with your economic interests. You agree that the Commitment Parties will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letters or otherwise (unless separately agreed to in writing) will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you, your and their respective stockholders or your and their respective affiliates in respect of the financing contemplated hereby. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letters are arm’s-length commercial transactions between the Commitment Parties, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party is acting solely as a principal and not as agents or fiduciaries of you, your management, stockholders, creditors or any other person, (iii) the Commitment Parties have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you with respect to the financing contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letters and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You agree that you will not assert any claim against any Commitment Party based on an alleged breach of fiduciary duty by the any Commitment Party in connection with this Commitment Letter and the financing transactions contemplated hereby. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. Please note that the Commitment Parties and their respective affiliates do not provide tax, accounting or legal advice.

In addition, please note that Barclays Capital Inc. has been retained by RMT Partner as financial advisor (in such capacity, the “Financial Advisor”) to RMT Partner in connection with the Merger. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement by RMT Partner of the Financial Advisor, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

8.            Assignability; Amendments; Counterparts.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than as provided in Section 3 hereof) without the prior written consent of each other party hereto, not to be unreasonably withheld, delayed or conditioned (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto and RMT Partner (and Indemnified Persons and Specified Persons to the extent expressly set forth herein), are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and RMT Partner (and Indemnified Persons and Specified Persons to the extent expressly set forth herein) and are not intended to create a fiduciary relationship among the parties hereto; provided that with respect to the commitments, any assignments shall be subject to the limitations set forth in Section 3 of this Commitment Letter entitled “Syndication”. Any and all obligations of, and services to be provided by, the Commitment Parties hereunder may be performed and any and all rights of the Commitment Parties hereunder may be exercised by or through any of their respective affiliates or branches in the United States; provided that with respect to the commitments, any assignments shall be subject to the limitations set forth in Section 3 of this Commitment Letter entitled “Syndication”. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Parties and you and, solely with respect to the second paragraph of Section 3 and the first paragraph of Section 10, Parent (subject to obtaining the prior written consent of RMT Partner thereto). This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. Any signature to this Commitment Letter or any amendment, extension or renewal thereof may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. This Commitment Letter (including the exhibits hereto) and, together with the Fee Letters, (i) are the only agreements that have been entered into among the parties hereto with respect to the Bridge Facility and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Bridge Facility and set forth the entire understanding of the parties hereto with respect thereto.

9.            Governing Law; Waiver of Jury Trial.

THIS COMMITMENT LETTER AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK; PROVIDED, THAT, NOTWITHSTANDING THE FOREGOING, IT IS UNDERSTOOD AND AGREED THAT (A) THE INTERPRETATION OF THE DEFINITION “SPINCO MATERIAL ADVERSE EFFECT” (AND WHETHER OR NOT A SPINCO MATERIAL ADVERSE EFFECT HAS OCCURRED), (B) THE DETERMINATION OF THE ACCURACY OF ANY MERGER AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU OR YOUR APPLICABLE AFFILIATE HAVE THE RIGHT TO TERMINATE YOUR (OR ITS) OBLIGATIONS UNDER THE MERGER AGREEMENT OR TO DECLINE TO CONSUMMATE THE MERGER AND (C) THE DETERMINATION OF WHETHER THE MERGER HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT AND, IN ANY CASE, CLAIMS OR DISPUTES ARISING OUT OF ANY SUCH INTERPRETATION OR DETERMINATION OR ANY ASPECT THEREOF, IN EACH CASE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF DELAWARE.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the financing transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such federal or state court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby in any such federal or New York State court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

10.           Confidentiality.

This Commitment Letter is entered into on the understanding that none of the Fee Letters and their terms or substance, or this Commitment Letter and its terms or substance, shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to RMT Partner and to your and its respective affiliates and your and their respective officers, directors, employees, partners, equity holders, members, stockholders, controlling persons, attorneys, accountants and advisors on a confidential basis, (b) if the Commitment Parties consent to such proposed disclosure (such consent not to be unreasonably withheld, delayed or conditioned) or (c) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or legal process or, to the extent requested or required by governmental and/or regulatory authorities (in which case, to the extent permitted by law, you agree to use commercially reasonable efforts to inform us promptly thereof); provided that (i) you may disclose this Commitment Letter, and the contents hereof, to potential arrangers, agents, co-agents, equity investors, and lenders or participants or prospective lenders or participants and their respective officers, directors, employees, attorneys, accountants and advisors and to ratings agencies, (ii) you may disclose the summary terms of the Bridge Facility, the existence thereof and the aggregate fee amounts contained in the Fee Letters as part of projections, pro forma information and generic disclosure of aggregate sources and uses related to fee amounts to the extent customary or required in marketing materials (including those relating to the RMT Partner Bridge Facility, the Backstop Bridge Facility and the Backstop Amendments or any proxy or other public filing, (iii) the Fee Letters may be disclosed to persons performing customary accounting functions, including accounting for deferred financing costs, (iv) this Commitment Letter and a redacted version of the Fee Letters (with such redaction to be reasonably acceptable to the Lead Arranger) may be disclosed to Parent and its directors, officers, employees, agents, legal counsel, accountants, advisors, consultants and financing sources, in each case on a confidential basis and only in connection with the Transactions and (v) this Commitment Letter and the Fee Letters may be disclosed as necessary to enforce the terms thereof or in connection with any suit, action or proceeding relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby or enforcement thereof or hereof. You agree that you will permit us to review and approve (such approval not to be unreasonably withheld or delayed) any reference to us or any of our affiliates in connection with the Bridge Facility or the transactions contemplated hereby contained in any press release or similar written public disclosure (excluding, for the avoidance of doubt, any customary Form 8-K filed in connection with the Bridge Facility becoming effective) prior to public release. The foregoing restrictions (other than with respect to the Fee Letters) shall cease to apply upon the earlier of (A) the Closing Date and (B) two years following the date of this Commitment Letter.

The Commitment Parties and their affiliates will use all non-public information provided to them or such affiliates in connection with the transactions contemplated hereby solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information or the Fee Letters (or the contents thereof); provided that nothing herein shall prevent the Commitment Parties from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or legal process (in which case the Commitment Parties, to the extent permitted by applicable law, agree (except with respect to any audit or examination conducted by bank accountants or regulatory authority exercising examination or regulatory authority over such Commitment Party) to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties, to the extent permitted by law, agree (except with respect to any audit or examination conducted by bank accountants or regulatory authority exercising examination or regulatory authority over such Commitment Party) to inform you promptly thereof), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their respective affiliates or any Related Person of the foregoing in violation of any confidentiality obligations owing to you or any of your affiliates (including those set forth in this paragraph), (d) to the Commitment Parties’ affiliates and the Commitment Parties’ and such affiliates’ officers, directors, partners, employees, legal counsel, independent auditors and other experts or agents (collectively, its “Representatives”) who need to know such information in connection with the transactions contemplated hereby and are made aware and agree to comply with the provisions of this paragraph in each case on a confidential basis (it being understood that the failure of any such Representative of a Commitment Party to comply with the provisions of this paragraph shall be deemed a violation of this paragraph by such Commitment Party), (e) to potential or prospective Lenders, participants, assignees or any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Company and its obligations under the Bridge Facility, subject to the proviso below, (f) for purposes of establishing a “due diligence” or similar defense in connection with any proceeding in connection with the transactions contemplated hereby, (g) to market data collectors and service providers providing services in connection with the syndication or administration of the Bridge Facility, (h) to the extent such information is independently developed by such Commitment Party or any of its Representatives, (i) to the extent you shall have consented to such disclosure in writing, (j) to any rating agency on a confidential basis, (k) in connection with the exercise of any Commitment Party’s rights and remedies under this Commitment Letter or the Fee Letters or any suit, action or proceeding relating to this Commitment Letter, the Fee Letters or the transactions contemplated thereby or enforcement hereof or thereof or (l) to RMT Partner or any of its Representatives on a confidential basis; provided that (x) the disclosure of any such information to any potential or prospective Lenders, participants, assignees or direct or indirect contractual counterparties referred to above shall be made subject to the acknowledgment and acceptance by such potential or prospective Lender, participant, assignee or direct or indirect contractual counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you, including, without limitation, as set forth in any confidential information memorandum or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such information and (y) no such disclosure shall be made by such Commitment Party or any of its affiliates to any Disqualified Lender. The Commitment Parties’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Bridge Facility Documentation upon the initial funding thereunder (it being understood that any Commitment Party that is not a party to the Bridge Facility Documentation shall remain bound by this paragraph) and shall in any event terminate upon the second anniversary of the date hereof.

11.           Miscellaneous.

The reimbursement (if applicable), compensation (if applicable), indemnification, confidentiality, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letters and the provisions of Section 7 shall remain in full force and effect regardless of whether Bridge Facility Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Commitment Parties’ commitments hereunder; provided that your reimbursement and indemnification obligations under this Commitment Letter shall automatically terminate and be superseded, to the extent covered thereby, by the Bridge Facility Documentation.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein, including the execution and delivery of the Bridge Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as amended from time to time, the “PATRIOT Act”) and the Customer Due Diligence Requirements for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network (“FinCEN”) under the Bank Secrecy Act (such rule published May 11, 2016 and effective May 11, 2018, as amended from time to time, the “CDD Rule”), the Commitment Parties and each other Lender may be required to obtain, verify and record information that identifies the Borrower and each Subsidiary Guarantor, which information includes the name, address, tax identification number, a certification regarding beneficial ownership required by and 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”) (solely with respect to the Borrower) (such certification, the “Beneficial Ownership Certification”) and other information regarding the Company and each Subsidiary Guarantor that will allow the Commitment Parties or such Lender to identify the Company in accordance with the PATRIOT Act and the CDD Rule. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the Commitment Parties and each Lender. You acknowledge that Barclays shall be permitted to share any and all such information with the Lenders.

We hereby agree that notwithstanding any provision to the contrary in this Commitment Letter or the Fee Letters, neither (a) any officer, director, employee, member, manager, partner, stockholder, agent or representative of you or your affiliates (other than you) and controlling persons nor (b) your or their respective affiliates (other than you) and controlling persons shall have any liability for any obligations of the Company under the Commitment Letter or the Fee Letters.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letters by returning to Barclays executed counterparts hereof and of the Fee Letters, and paying the fees specified herein and in the Fee Letters to be payable upon the acceptance of this Commitment Letter with respect to the Bridge Facility by wire transfer of immediately available funds to the account specified by us, not later than 11:59 p.m., New York City time, on February 16, 2021. This Commitment Letter and the commitments and undertakings of the Commitment Parties hereunder shall automatically terminate and expire at such time in the event that Barclays has not received both (a) such executed counterparts and (b) such payments in accordance with the immediately preceding sentence. This Commitment Letter and the commitments and undertakings of the Commitment Parties hereunder shall automatically terminate (unless you request an extension and each Commitment Party shall, in its discretion, agree to such extension) upon the earliest of (a) the End Date (as defined in the Merger Agreement as in effect on the Signing Date, without giving effect to any amendment thereto or consent thereunder, and as it may be extended in accordance with the terms of the Merger Agreement as in effect on the Signing Date, the “Outside Date”), unless the Closing Date occurs on or prior thereto, (b) the date of the termination of the Merger Agreement by RMT Partner or with RMT Partner’s written consent or otherwise in accordance with its terms (in which case you agree to inform us promptly thereof), (c) the date of the closing of the Merger without the use of the Bridge Facility (the earliest of the foregoing clauses (a), (b) and (c), the “Expiration Date”) and (d) the execution and delivery of the Bridge Facility Documentation by the parties thereto; provided that the termination of any commitment pursuant to this sentence shall not prejudice your or RMT Partner’s rights and remedies in respect of any breach of this Commitment Letter by any Commitment Party that occurred prior to any such termination. You shall have the right to terminate this Commitment Letter and the commitments of the Lenders hereunder (or a portion thereof) at any time upon written notice to them from you, subject to your surviving obligations as set forth in the first paragraph of Section 11 of this Commitment Letter and in the Fee Letters.

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We are pleased to have been given the opportunity to assist you in connection with this financing.

Very truly yours,

BARCLAYS BANK PLC

By:	/s/ Sam Yoo
Name: Sam Yoo
Title: Managing Director

[Signature Page to Commitment Letter (Land)]

Accepted and agreed to as of
the date first above written:

Land Newco, Inc.

By:	/s/ Patria M. Whaley
Name: Patricia M. Whaley
Title: Vice President, General Counsel and Secretary

Rexnord Corporation (solely for purposes of the second paragraph of Section 3 and the first paragraph of Section 10)

By:	/s/ Patria M. Whaley
Name: Patricia M. Whaley
Title: Vice President, General Counsel and Secretary

[Signature Page to Commitment Letter (Land)]